Putnam Money Market Fund, September 30, 2010, Annual report

Shareholder meeting results (Unaudited)

November 19, 2009 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

      				Votes for 	Votes withheld
Ravi Akhoury 			1,749,671,854 	63,366,394
Jameson A. Baxter 		1,754,099,168 	58,939,080
Charles B. Curtis 		1,753,086,964 	59,951,284
Robert J. Darretta 		1,753,954,421 	59,083,827
Myra R. Drucker 		1,750,766,406 	62,271,842
John A. Hill 			1,752,688,374 	60,349,874
Paul L. Joskow 			1,754,423,858 	58,614,390
Elizabeth T. Kennan* 		1,752,632,892 	60,405,356
Kenneth R. Leibler 		1,750,948,434 	62,089,814
Robert E. Patterson 		1,753,040,791 	59,997,457
George Putnam, III 		1,754,711,436 	58,326,812
Robert L. Reynolds 		1,753,289,644 	59,748,604
W. Thomas Stephens 		1,753,895,969 	59,142,279
Richard B. Worley 		1,749,363,234 	63,675,014

* Dr. Kennan retired from the Board of Trustees of the Putnam funds effective June 30, 2010.

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes		Votes				Broker
for		against		Abstentions	non votes

1,501,536,235 	34,526,738 	31,067,412 	245,907,863

A proposal to amend the funds agreement and declaration of trust with respect to duration of the trust was approved as follows:

Votes		Votes				Broker
for		against		Abstentions	non votes

1,505,901,435 	34,126,662 	27,102,288 	245,907,863

All tabulations are rounded to the nearest whole number.